Exhibit 10.1

PERFORMANCE STOCK UNIT AGREEMENT

PARK HOTELS & RESORTS INC.

2017 OMNIBUS INCENTIVE PLAN

This Performance Stock Unit Agreement (this “Agreement”), effective as of February 20, 2020 (the “Grant Date”), is between Park Hotels & Resorts Inc., a Delaware corporation (the “Company”), and Thomas J. Baltimore, Jr. (the “Participant”).

1. Grant of Units. Effective as of the Grant Date, the Company hereby grants to the Participant an Award of performance-based Restricted Stock Units (“Performance Stock Units” or “PSUs”) in the amount of [Number] PSUs (the “Target Award”), each of which represents the right to receive one share of the Company’s Common Stock (the “Shares”) upon vesting of such PSU, subject to and in accordance with the terms, conditions and restrictions set forth in the Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan (as it may be amended, the “Plan”), this Agreement and the Executive Employment Agreement between the Participant and the Company, dated April 26, 2016 (the “Employment Agreement”). The number of PSUs that the Participant may earn hereunder will either be 0%, 100% or 200% of the Target Award, and shall be determined based on the achievement of the performance goals set forth on Exhibit A attached hereto (the “Performance Goals”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2. Vesting; Settlement. As promptly as practicable (and, in no event more than two and one-half (2-1/2) months) following December 31, 2020 (the “End Date”), the Committee shall determine (i) whether the Performance Goals have been achieved (the date of such determination, the “Determination Date”) and (ii) the number of PSUs that shall be deemed earned, if any. The earned PSUs, if any, shall become vested as of the End Date, subject to the Participant’s continued employment through such date. Following the Determination Date, the Company shall deliver to the Participant one Share for each vested PSU in accordance with Section 8. Any PSU which does not become vested as of the End Date shall be forfeited without consideration or any further action by the Participant or the Company.

3. Termination of Employment. In the event that the Participant’s employment with the Company Group terminates for any reason, any PSUs that are not vested as of the effective date of termination shall vest or not vest, as applicable, based on and in accordance with Section 7 of the Employment Agreement. For purposes of Section 7 of the Employment Agreement, the “performance period” shall be deemed to be the period commencing on the Grant Date and ending on the End Date.

4. Dividend Equivalents. The Participant shall be entitled to receive dividend equivalents in respect of each PSU that vests, if any, pursuant to this Agreement, the Plan, or the Employment Agreement. If the Company declares a regular cash dividend on the Shares during the period commencing on January 1, 2020 and ending on the End Date, the Participant shall receive dividend equivalents in an amount equal to the number of PSUs that vest, if any, pursuant to this Agreement, the Plan, or the Employment Agreement, multiplied by the amount of the cash dividend per Share declared during the period commencing on January 1, 2020 and ending on the End Date, as if the Participant had held a number of Shares equal to the number of PSUs that vests as of each dividend record date during such period. For purposes of the foregoing sentence only, if the PSUs are subject to accelerated vesting pursuant to the Plan or the Employment Agreement, the “End Date” shall be deemed to have occurred on the date of the event which serves as the basis for such accelerated vesting. Any such dividend equivalents relating to the Participant’s vested PSUs shall be payable in cash at the same time as the Shares underlying the vested PSUs are issued to the Participant in accordance with Section 8, less applicable withholding taxes pursuant to Section 9. If the PSUs are forfeited, the Participant shall have no right to receive any dividend equivalents.

5. Restrictions on Transfer. The Participant may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the PSUs or the Participant’s right under the PSUs to receive Shares, except other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliates; provided that the designation of a beneficiary (if permitted by the Committee) shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

6. No Right to Continued Employment. Neither the Plan, this Agreement nor the Participant’s receipt of the PSUs hereunder shall impose any obligation on the Company or any Affiliates to continue the employment or engagement of the Participant. Further, the Company or any Affiliates (as applicable) may at any time terminate the employment or engagement of the Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein (but in all cases subject to the terms and conditions of the Employment Agreement).

7. No Rights as a Stockholder. The Participant’s interest in the PSUs shall not entitle the Participant to any rights as a stockholder of the Company. The Participant shall not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Company in respect of, the Shares underlying the PSUs unless and until such Shares have been issued to the Participant in accordance with Section 8.

8. Issuance of Shares and Two-Year Transfer Restriction. Subject to Section 9, the Company shall, as soon as practicable following the Determination Date (and in any event within two and one-half (2-1/2) months after the end of the tax year in which the Determination Date occurs), issue the Shares underlying the vested PSUs to the Participant, free and clear of all restrictions, except as set forth in the last sentence of this Section 8. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue or transfer the Shares as contemplated by this Agreement unless and until such issuance or transfer shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Shares are listed for trading.

Notwithstanding the foregoing, any Shares issued to the Participant hereunder in respect of vested PSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant prior to January 1, 2023, other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliates.

9. Tax Withholding. The Participant agrees that in order to satisfy any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of the PSUs (and any corresponding dividend equivalents), the Company shall withhold a number of Shares otherwise issuable to the Participant upon settlement of the PSUs equal in value to the minimum amount necessary to satisfy the statutorily required withholding liability, if any (“Withholding Taxes”), except to the extent that the Participant shall have elected to pay such Withholding Taxes to the Company in cash (by check or wire transfer). The number of Shares equal to the Withholding Taxes shall be determined using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of issuance of the Shares to the Participant, and shall be rounded up to the nearest whole Share.

10. Award Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The PSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan, as they may be amended from time to time, are hereby incorporated herein by reference.

11. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

13. Successors in Interest. Any successor to the Company shall have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative shall have the benefits of the Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

14. Section 409A of the Code.

(a) This Agreement is intended to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder. Without limiting the foregoing, the Committee shall have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder, including without limitation by delaying the issuance of any Shares hereunder.

(b) Notwithstanding any other provision of this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code, no payments in respect of any PSU that is “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to the Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A of the Code that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company shall not be liable to any Participant for any payment made under this Agreement that is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

15. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16. Acceptance and Agreement by the Participant. By accepting the PSUs (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan.

17. Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.

18. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one in the same agreement.

19. Administration. This Agreement shall be administered by the Committee. The Committee shall have full power and authority to administer and interpret this Agreement, and its interpretations shall be conclusive and binding on all parties.

[Signatures follow]

PARK HOTELS & RESORTS INC.

By:
Name:
Title:

Acknowledged and Agreed as of the date first written above:

Participant Signature
Name: Thomas J. Baltimore, Jr.

EXHIBIT A

1.	Performance Goals.

The PSUs shall be earned based on the Company’s achievement of one or both of the two performance goals described in this Exhibit A, the Run Rate Synergies Performance Goal (as defined below) and the TSR Performance Goal (as defined below), as set forth in the table below (the Run Rate Synergies Performance Goal and the TSR Performance Goal are collectively referred to as the “Performance Goals”). All determinations with respect to the achievement of the Performance Goals shall be made by the Committee, in its sole discretion. For the avoidance of doubt, the reference to “One Performance Goal Achieved” in the table below means the achievement of either the Run Rate Synergies Performance Goal or the TSR Performance Goal.

Performance Goal Achievement	Neither Performance Goal Achieved	One Performance Goal Achieved	Both Performance Goals Achieved
Percentage of Target Award Earned	0%	100%	200%

2.	Run Rate Synergies Performance Goal.

The “Run Rate Synergies Performance Goal” means that the Company has achieved at least $24,000,000 in Run Rate Annualized Synergies. The assessment of Run Rate Annualized Synergies will occur on an annualized “run rate” basis measured as of December 31, 2020 versus the base levels of revenue and cost in effect immediately prior to the Merger Closing Date. Particular items of revenue and cost that constitute Run Rate Annualized Synergies shall be annualized by projecting the amount of the applicable revenue enhancement or cost savings over a full-year basis. All determinations with respect to the Run Rate Synergies Performance Goal shall be made by the Committee in its sole discretion. To assist the Committee in the determination of satisfaction of the Run Rate Synergies Performance Goal, the Company shall provide a memorandum from the Chief Financial Officer describing and reconciling the various Run Rate Annualized Synergies (and the underlying calculations and assumptions related thereto).

3.	TSR Performance Goal.

The “TSR Performance Goal” means that the Company’s Relative Total Shareholder Return Position for the TSR Performance Period shall be greater than the 50th Percentile. All determinations with respect to the Relative Total Shareholder Return Position shall be made by the Committee in its sole discretion.

The Committee shall determine (A) the Total Shareholder Return for the Company for the TSR Performance Period and (B) the Total Shareholder Return for each Lodging/Resorts Company for the TSR Performance Period. The “Relative Total Shareholder Return Position” for the Company will then be determined by comparing the Total Shareholder Return for the Company for the TSR Performance Period to the Total Shareholder Return for each Lodging/Resorts Company for the TSR Performance Period on a relative percentile basis (using a continuous percentile rank calculation that excludes the Company).

4.	Definitions.

For the purposes of this Exhibit A:

a.

“Lodging/Resorts Companies” means the companies in the FTSE NAREIT Lodging/Resorts Index that have a market capitalization of at least $1 billion as of the first day of the TSR Performance Period, as determined by the Committee in its sole discretion. Only companies that are public throughout the entire TSR Performance Period shall be included for purposes of calculating the Relative Total Shareholder Return Position (i.e., companies that may become acquired, have an initial public offering, etc. during the TSR Performance Period shall be excluded from the calculation altogether).

b.	“Merger Closing Date” means September 18, 2019.

c.

“Run Rate Annualized Synergies” means any identifiable revenue enhancements and costs eliminated, net of costs added, associated with the integration of the legacy Company and Chesapeake Lodging Trust platforms.

d.

“Total Shareholder Return” of either the Company or any Lodging/Resorts Company means: (A) (i) the average closing price for a share of common stock of the Company or a Lodging/Resorts Company (as applicable) over the 30 calendar day period ending on (and including) the last date of the TSR Performance Period, minus (ii) the average closing price for such share of common stock over the 30 calendar day period ending immediately before (and excluding) the first date of the TSR Performance Period (the “Base Price”), plus (iii) the value of any dividends declared on any share of such common stock in respect of a record date occurring during the TSR Performance Period, as adjusted assuming such dividends were reinvested in shares of common stock of the issuer of the dividend on such record date, divided by (B) the Base Price (in each case, with such adjustments as are necessary, in the judgment of the Committee to equitably calculate Total Shareholder Return in light of any stock splits, reverse stock splits, stock dividends, and other extraordinary transactions or other changes in the capital structure of the Company or a Lodging/Resorts Company, as applicable). All closing prices shall be the principal stock exchange or quotation system closing prices on the date in question.

e.	“TSR Performance Period” means the period commencing on the Merger Closing Date and ending on the first anniversary of the Merger Closing Date.